UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2006

PATH 1 NETWORK TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15609	13-3989885
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6215 Ferris Square, Suite 140, San Diego, California 92121

(Address of principal executive offices, with zip code)

(858) 450-4220

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

Item 3.02.	Unregistered Sales of Equity Securities.

Item 3.03.	Material Modification to Rights of Security Holders.

Item 8.01.	Other Events.

On February 10, 2006, we entered into a Settlement Agreement with regard to a lawsuit brought against us in January 2006 by Castle Creek Technology Partners LLC (“Castle Creek”), which holds a majority of our Series B 7% Convertible Preferred Stock, in the Cook County (Illinois) Circuit Court. The Castle Creek lawsuit was based primarily on a claim that consent of a majority of the Series B 7% Convertible Preferred Stock had been required in connection with our December 2005 issuance of a $2,100,000 secured convertible note and related warrants to Laurus Master Fund, Ltd., but that such consent had not been obtained. We believe consent was not required. In the Settlement Agreement, Castle Creek, acting as the holder of a majority of the Series B 7% Convertible Preferred Stock, provided such consent.

Under the Settlement Agreement, we agreed to provisions which have the economic effect of reducing the conversion price of Castle Creek’s Series B 7% Convertible Preferred Stock from $3.17424 per share to $2.6316 per share, and we agreed to make payments to Castle Creek which are economically equivalent to regular dividends on the Series B 7% Convertible Preferred Stock, including a payment no later than March 1, 2006. We can choose to make such payments in shares of Common Stock (at 85% of then-current market value) or in cash. We also agreed to provisions which have the economic effect that, if we were to issue shares under the Laurus arrangement to Laurus at a price lower than Castle Creek’s effective conversion price, a portion of Castle Creek’s Series B 7% Convertible Preferred Stock would, if actually converted shortly thereafter, effectively be convertible at such lower price.

In the Settlement Agreement, we also agreed to offer to each of the respective minority holders of the Series B 7% Convertible Preferred Stock the same benefits and the same burdens of the Settlement Agreement, as if such minority holder was “Castle Creek” for such purposes. We anticipate that most or all of the minority holders will accept this offer.

To the extent the Settlement Agreement involved and the related agreements with minority holders would involve the sale of equity securities, the sale was and would be exempt from registration by virtue of constituting a private offering pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Castle Creek owns 492,307 shares of our Series B 7% Convertible Preferred Stock and 246,154 common stock purchase warrants related to the Series B 7% Convertible Preferred Stock.

We have also been sued in a similar lawsuit brought in January 2006 by Gryphon Master Fund, L.P. and GSSF Master Fund, LP, which together hold a majority of our “Series A” 7% Convertible Preferred Stock, in the United States District Court for the Northern District of Texas. We have offered to settle that case on the same terms as were provided to Castle Creek in the Settlement Agreement (including optional extension of the settlement’s benefits and burdens to each of the respective minority “Series A” holders). The plaintiffs in the Texas case have not accepted this offer, and the case is proceeding. We believe our defenses are meritorious.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

Exhibit Number	Description of Document

10.98	Settlement Agreement between us and Castle Creek Technology Partners LLC, dated February 10, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATH 1 NETWORK TECHNOLOGIES INC.

Date: February 16, 2006	By:	/s/ THOMAS L. TULLIE
Thomas L. Tullie
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Document

10.98	Settlement Agreement between us and Castle Creek Technology Partners LLC, dated February 10, 2006.